UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report

(Date of earliest event reported):

November 5, 2010

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	0-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

201 Fifth Avenue S.W. Olympia WA	98501
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On November 12, 2010, Heritage Financial Corporation (the “Company”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Heritage Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on November 5, 2010, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Pierce Commercial Bank, a Washington state-chartered bank headquartered in Tacoma, Washington (the “Pierce Acquisition”). In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide financial information required by Item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission (“Commission”), the Company has omitted certain financial information of Pierce Commercial Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Pierce Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective November 5, 2010, the Bank acquired certain assets and assumed certain liabilities of Pierce Commercial Bank from the FDIC as receiver for Pierce Commercial Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and FDIC on November 5, 2010 (the “Purchase Agreement”). The Pierce Acquisition included the one branch of Pierce Commercial Bank, which opened as a branch of the Bank as of Monday, November 8, 2010.

As a result of the Pierce Acquisition, the Bank acquired certain assets with a fair value of approximately $210.7 million, including $142.9 million of loans, $30.3 million of cash and cash equivalents, $21.5 million in a FDIC receivable, $13.7 million of investment securities, $1.1 million of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stock, $702,000 of other real estate owned, $154,000 of core deposit intangible and $377,000 of other assets. Liabilities with a fair value of approximately $203.3 million were also assumed, including $181.5 million of deposits, $17.5 million of Federal Home Loan Bank advances, $4.0 million in deferred tax liability, and $302,000 of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”) Topic 820: Fair Value Measurements and Disclosures. The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of November 5, 2010, and the accompanying notes thereto, are attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the Pierce Acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of December 7, 2010. The terms of the Purchase Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Pierce Commercial Bank not assumed by the Bank and certain other types of claims listed in the Purchase Agreement.

In connection with the Pierce Acquisition, the Bank did not enter into loss-sharing agreements with the FDIC to cover expected losses on acquired loans or other real estate owned. However, as part of the bidding process, the Bank’s offer contained a significant discount for the purchase of the assets, which was intended to offset the expected losses in the loan portfolio. This discount has a similar financial statement impact on the Bank’s operations compared to that of a loss-sharing agreement except that the estimated losses are absorbed at the date of acquisition as opposed to over the life of loss-sharing agreements.

The Bank did not immediately acquire all the real estate, banking facilities, leases, or furniture or equipment of Pierce Commercial Bank as part of the Purchase Agreement. However, the Bank has the option to purchase or lease the banking facilities and furniture and equipment from the FDIC. The term of these options expires 90 days after November 5, 2010, unless extended by the FDIC. Acquisition costs of the banking facilities and furniture and equipment will be based on current appraisals and determined at a later date. Currently, the banking facility and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on November 12, 2010 and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on November 5, 2010, the Bank acquired certain assets and assumed certain liabilities of Pierce Commercial Bank pursuant to the Purchase Agreement. A narrative description of the anticipated effects of the Pierce Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Commission and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Pierce Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the Pierce Acquisition constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed as of November 5, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the Pierce Acquisition, the Bank purchased $142.9 million in loans at fair value, net of a $27.7 million discount. This amount represents approximately 16.5% of the Company’s total loans (net of the allowance for loan losses) at September 30, 2010. The Bank also acquired $702,000 in other real estate owned at fair value.

Approximately $7.4 million in net after-tax gain, an FDIC receivable of $21.5 million and a $154,000 core deposit intangible were recorded in connection with this transaction.

The Bank also acquired $30.3 million in cash and cash equivalents, $13.7 million in investment securities at fair value, and $1.1 million in Federal Home Loan Bank and Federal Reserve Bank stock.

Investment Portfolio

The Bank acquired $13.7 million of investment securities at estimated fair market value in the Pierce Acquisition. The acquired securities were predominantly treasury securities issued by U.S. Government agencies.

The following table presents the composition of the investment securities portfolio acquired at November 5, 2010:

November 5, 2010
(In thousands)
U.S. Treasury and U.S. Government agencies	$11,663
Corporate securities	2,075

Total	$13,738

In addition, the Company also acquired $1.1 million in FHLB and FRB stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at November 5, 2010.

	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years
				(Dollars in thousands)
	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)	Amount	Weighted Average Yield(1)
U.S Treasury and U.S. Government Agencies	$—	—%	$11,663	1.29%	$—	—%	$—	—%
Corporate securities	—	—%	2,075	3.13%	—	—%	—	—%

Total	$—	—%	$13,738	1.57%	$—	—%	$—	—%

(1)	Taxable equivalent weighted average yield

Acquired Loans

As indicated above, the Bank did not enter into any loss-sharing agreements with the FDIC. The following table presents the balance of each major category of loans acquired in the Pierce Acquisition as of November 5, 2010:

	Total Acquired Loans	% of Total Acquired Loans
	(Dollars in thousands)
Commercial	$55,389	32.5%
Real estate mortgages
One-to-four family residential	23,299	13.7
Five or more family residential and commercial properties	39,506	23.1

Total real estate mortgages	62,805	36.8
Real estate construction
One-to-four family residential	4,151	2.4
Five or more family residential and commercial properties	16,908	9.9

Total real estate construction	21,059	12.3
Consumer	31,358	18.4

Total acquired loans	170,611	100.0%
Discount	(27,699)

Total acquired loans at fair value	$142,912

At the November 5, 2010 acquisition date, the Bank estimated the fair value of the loan portfolio acquired in the Pierce Acquisition at $142.9 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). For the loans considered to have probable credit deterioration, the amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in Pierce Commercial Bank’s loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

The loans acquired in the Pierce Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the November 5, 2010 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology and a provision for credit losses will be charged to earnings.

At November 5, 2010, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $142.1 million, including $3.8 million of revolving-type commercial loans for which the Company has elected to apply an accounting policy based on expected cash flows. The estimated fair value of loans accounted for based on expected cash flows is $117.0 million. The undiscounted contractual cash flows for these loans were $170.9 million. The undiscounted estimated cash flows not expected to be collected for these loans were $33.6 million. At November 5, 2010, the accretable yield was approximately $20.3 million.

At November 5, 2010, the unpaid principal balance of acquired revolving loans that did not have probable credit deterioration was $28.5 million. The estimated fair value of these loans was $25.9 million, which includes a discount of $2.6 million resulting from acquisition date fair value adjustments. The discount will be amortized on a level-yield basis.

Acquired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of November 5, 2010. The amounts shown in the table are unpaid principal balances.

	Maturing
	Within 1 year	1-5 years	After 5 years	Total
	(In thousands)
Commercial business	$25,127	$25,552	$4,710	$55,389
Real estate mortgages:
One-to-four family residential	8,255	7,245	7,799	23,299
Five or more family residential and commercial properties	2,623	12,922	23,961	39,506

Total real estate mortgages	10,878	20,167	31,760	62,805
Real estate construction:
One-to-four family residential	2,638	1,513	—	4,151
Five or more family residential and commercial properties	13,904	3,004	—	16,908

Total real estate construction	16,542	4,517	—	21,059
Consumer	10,885	19,570	903	31,358

Total acquired loans	$63,432	$69,806	$37,373	$170,611

Fixed rate loans	$24,722	$36,096	$6,448	$67,266
Variable or adjustable rate loans	38,710	33,710	30,925	103,345

Total acquired loans	$63,432	$69,806	$37,373	$170,611

Deposits

The Pierce Acquisition increased the Bank’s deposits by $181.5 million at November 5, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	November 5, 2010	Weighted Average Rate
	(Dollars in thousands)
Non-interest demand deposits	$27,081	—%
NOW accounts	15,119	0.49
Money market accounts	19,410	0.54
Savings accounts	285	0.35

Total non-maturity deposits	61,895	0.29
Certificate of deposit accounts	119,250	2.07

Total deposits	$181,145	1.46%
Certificate of deposit fair value adjustment	343

Total deposits at fair value	$181,488

At November 5, 2010, scheduled maturities of certificate of deposit accounts for years ended December 31 were as follows:

Years Ending December 31,	Balance
(In thousands)
2010	$17,255
2011	79,578
2012	19,139
2013	1,227
2014	1,480
Thereafter	571

Total	$119,250

In the Pierce Acquisition, the Bank recognized a fair value adjustment on certificates of deposit accounts in the amount of $343,000 resulting in $181.5 million in assumed deposits at fair value.

Under the terms of the Purchase Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. The Bank re-priced approximately $56.0 million of wholesale certificates of deposit. As a result, these accounts have decreased approximately $25.0 million since November 5, 2010 to November 30, 2010.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB ASC Topic 805, Business Combination, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $154,000, which will be amortized based on a straight line basis. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Borrowings

The Bank assumed fair value of $17.5 million in FHLB advances, inclusive of a $510,000 premium. The FHLB advances acquired at November 5, 2010 are substantially term, fixed rate advances and were secured by a blanket lien on eligible loans. Subsequent to November 5, 2010, all of the FHLB advances were repaid with a prepayment penalty of $552,000 incurred, which resulted in a charge to pre-tax income of $42,000 due to the premium recorded at acquisition.

The following table summarizes the FHLB advances outstanding and weighted average interest rates at November 5, 2010:

Years Ended December 31,	Balance	Weighted Average Rate
	(In thousands)
2010	$20	3.60%
2011	3,000	1.38
2012	8,000	2.04
2013	6,000	2.75%

Total	$17,020

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The Pierce Acquisition was attractive to the Company for a variety of reasons, including the:

•	Expansion of the Company’s footprint in the Pacific Northwest;

•

Attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•	Opportunities to enhance income and efficiency as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, the Company expects that the Pierce Acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

The effects of the Pierce Acquisition on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans to make payments. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers may be recognized unevenly over the life of the loans, as the Company exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these acquired loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the acquired loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be further enhanced as a result of the Pierce Acquisition. The Bank acquired $30.3 million in cash and cash equivalents and $13.7 million of investment securities, as well as $21.5 million in FDIC receivable which the Bank received as cash payment subsequent to November 5, 2010. The securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits with a fair value of $181.5 million were also assumed. Of this amount, $61.9 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $119.3 million, or 66%, of total deposits assumed. Under the terms of the Purchase Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. The Bank re-priced approximately $56.0 million of internet certificates of deposit. As a result, these accounts have decreased approximately $25.0 million since November 5, 2010 to November 30, 2010.

Below are the Bank’s September 30, 2010 relevant regulatory ratios reflecting the Pierce Acquisition. The post-acquisition decrease in assets relating to the decrease in deposits reported above have not been considered in these ratios. The Bank remains “well-capitalized” after taking into consideration the results of the transaction:

%
Tier 1 leverage capital to average assets	8.6%
Tier 1 capital to risk-weighted assets	13.6%
Total capital to risk-weighted assets	14.9%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of Heritage Financial Corporation) at November 5, 2010 and the accompanying notes thereto.

The Company has omitted certain financial information of Pierce Commercial Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Proforma financial information.

The Company has omitted certain financial information of Pierce Commercial Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of KPMG LLP
99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at November 5, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2010

HERITAGE FINANCIAL CORPORATION (Registrant)

By:	/s/ Brian L. Vance
Brian L. Vance President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of KPMG LLP
99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at November 5, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed